As filed with the Securities and Exchange Commission on August 16, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DTS, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0467655
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

5220 Las Virgenes Road, Calabasas, CA 91302
(Address of Principal Executive Offices)

2013 EMPLOYEE STOCK PURCHASE PLAN, AS AMENED AND RESTATED
2013 FOREIGN SUBSIDIARY EMPLOYEE STOCK PURCHASE PLAN, AS AMENED AND RESTATED
(Full Title of the Plan)

Jon E. Kirchner
Chairman and Chief Executive Officer
DTS, Inc.
5220 Las Virgenes Road,
Calabasas, CA 91302
(Name and Address of Agent For Service)

(818) 436-1000
(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael S. Kagnoff
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121
Telephone: (858) 677-1400
Facsimile: (858) 677-1401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price per	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered(1)(2)	Share (3)	Price	Registration Fee
Common Stock $0.0001 par value per share	452,246	$20.26	$9,162,503.96	$1,250

(1)                                  The 452,246 shares being registered under the 2013 Employee Stock Purchase Plan, as amended and restated, and the 2013 Foreign Subsidiary Employee Stock Purchase Plan, as amended and restated, (collectively the “Plans”) represent additional shares authorized to be issued under the Plans.

(2)                                  Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock, $0.0001 par value per share (the “Common Stock”), that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.

(3)                                  Proposed Maximum Offering Price Per Share has been estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon 85% (see explanation in following sentence) of the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on August 13, 2013. Pursuant to the Plans, the purchase price of a share of Common Stock is an amount equal to 85% of the fair market value of a share of Common Stock on the Offering Date or the Purchase Date (as such terms are defined in the Plans), whichever is lower.

EXPLANATORY NOTE

This Registration Statement registers 452,246 additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of DTS, Inc. (the “Registrant”) issuable pursuant to the Registrant’s 2013 Employee Stock Purchase Plan, as amended and restated, and 2013 Foreign Subsidiary Employee Stock Purchase Plan, as amended and restated, (collectively the “Plans”). The shares of Common Stock registered on this Registration Statement, along with previously registered shares, amount to a total of 750,000 shares of Common Stock authorized to be issued under the Plans as of November 13, 2012, the effective date of the Plans. The previously registered shares were registered pursuant to the Registrant’s Registration Statements on Form S-8 (File Nos. 333-152995, 333-136519, 333-129606 and 333-107046).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2, will be sent or given to participants in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K (Commission file number 000-50335-13698275) for the year ended December 31, 2012;

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report referred to in (a) above (in each case, except for the information furnished under Items 2.02 or 7.01 in any current report on Form 8-K); and

(c) The description of the Common Stock of the Registrant contained in the Registration Statement on Form 8-A (Commission file number 000-50335-03776600) filed with the Commission on July 7, 2003, pursuant to Section 12 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered under this Registration Statement have been sold or which deregisters all of such shares then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such document, except as to any portion of any future annual, quarterly or current report to stockholders or document that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Craig S. Andrews, one of our directors, has been Of Counsel to the law firm of DLA Piper LLP (US) since January 2010. In connection with this Registration Statement, DLA Piper LLP (US) is rendering an opinion on the legality of the securities being registered hereunder.

Item 6. Indemnification of Directors and Officers.

Our Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”), provides that, except to the extent prohibited by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by our directors. Under Delaware law, our directors have a fiduciary duty to us which is not eliminated by this provision in the certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each of our directors will continue to be subject to liability under Delaware law for breach of the director’s duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director for the following:

• any breach of the director’s duty of loyalty to us or our stockholders;

• acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

• unlawful payments of dividends or unlawful stock purchases or redemptions; or

• for any transaction from which the director derived an improper personal benefit.

Delaware law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our Restated Bylaws, as amended (the “Restated Bylaws”), any agreement, a vote of stockholders or disinterested directors or otherwise. Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Delaware law. In addition, our Certificate of Incorporation and our Restated Bylaws provide that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), by reason of the fact that such person is or was one of our directors, officers, employees or other agents, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

We have also entered into agreements to indemnify our directors and executive officers, to provide contractual indemnification in addition to the indemnification provided for in our Certificate of Incorporation and Restated Bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Our Restated Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have obtained liability insurance for our officers and directors.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our Certificate of Incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See the Exhibits Index attached hereto, which is incorporated into this Item 8 by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on this 16th day of August, 2013.

DTS, INC.

By:	/s/ Jon E. Kirchner
Jon E. Kirchner
Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and/or officers of DTS, Inc., hereby severally constitute and appoint Jon E. Kirchner, Chairman and Chief Executive Officer, and Melvin L. Flanigan, Executive Vice President, Finance and Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 filed with the Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act in connection with the registration under the Securities Act of the Registrant’s equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on this 16th day of August, 2013:

Signature	Title(s)

/s/ Jon E. Kirchner	Chairman, Chief Executive Officer, and Director
Jon E. Kirchner	(principal executive officer)

/s/ Melvin L. Flanigan	Executive Vice President, Finance and Chief Financial Officer
Melvin L. Flanigan	(principal financial and accounting officer)

/s/ Joerg D. Agin
Joerg D. Agin	Lead Independent Director

/s/ Craig S. Andrews
Craig S. Andrews	Director

/s/ L. Gregory Ballard
L. Gregory Ballard	Director

/s/ Bradford D. Duea
Bradford D. Duea	Director

/s/ V. Sue Molina
V. Sue Molina	Director

/s/ Ronald N. Stone
Ronald N. Stone	Director

INDEX TO EXHIBITS

DTS, INC.

EXHIBIT INDEX

Exhibit		Filed	Incorporated by Reference
Number	Exhibit Title	Herewith	Form	File No.	Date Filed
4.1	Composite Certificate of Incorporation		10-K	000-50335-13698275	3/18/13
4.2	Composite Bylaws		10-K	000-50335-13698275	3/18/13
5.1	Opinion of DLA Piper LLP (US)	X
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm, with respect to the Registrant	X
23.2	Consent of DLA Piper LLP (US) (filed as part of Exhibit 5.1)	X
24.1	Powers of Attorney (included on signature page)	X
99.1	2013 Employee Stock Purchase Plan, as amended and restated effective November 13, 2012	X
99.2	2013 Foreign Subsidiary Employee Stock Purchase Plan, as amended and restated effective November 13, 2012	X